Exhibit 10.2

EMPLOYEE TRANSITION AGREEMENT
This EMPLOYEE TRANSITION AGREEMENT (as amended, restated, updated or modified from time to time, this “Agreement”), dated as of April 23, 2019 is entered into by and among CNI NRE Advisors, LLC, a Delaware limited liability company (the “Asset Manager”), Colony Capital Operating Company LLC, a Delaware limited liability company (the “Asset Manager Parent”, and together with Asset Manager, the “Asset Manager Parties”), and NorthStar Realty Europe Corp., a Maryland corporation (the “Company” and together with the Asset Manager Parties, the “Parties”).
R E C I T A L S:
WHEREAS, the Asset Manager provides certain services to the Company and its Subsidiaries pursuant to that certain Amended and Restated Asset Management Agreement, dated as of November 9, 2017 by and between the Company and the Asset Manager (as amended, restated, updated or modified from time to time, the “Asset Management Agreement”), as amended by that certain Amendment No. 1 dated as of November 7, 2018 (the “Amendment”).
WHEREAS, pursuant to the Amendment, the Asset Manager and the Company agreed to promptly formulate a management transition and retention program to induce the employees of the Asset Manager and its Affiliates set forth on Exhibit A thereto to continue providing certain services to the Company through the Termination Date (as defined below) and substantially similar services to the Company following the Termination Date.
WHEREAS, pursuant to the Amendment, the Asset Manager and the Company agreed to negotiate in good faith to execute a definitive transition services agreement, pursuant to which the Asset Manager and its Affiliates will provide, or cause to be provided, to the Company certain services on a transitional basis for up to nine (9) months following the Termination Date, which shall be executed simultaneously herewith (the “Transition Services Agreement”).
WHEREAS, the Company is currently utilizing its commercially reasonable efforts, consistent with the fiduciary duties of the Strategic Review Committee (the “SRC”) and the Board of Directors of the Company, to enter into a definitive agreement providing for an NRE Change of Control (as defined in the Asset Management Agreement).
WHEREAS, the Company has agreed to pay the 2018 Incentive Fee (as such term is defined in the Asset Management Agreement) in cash in consideration of the Asset Manager Parties agreeing to certain of the management transition and retention provisions set forth in this Agreement and the Transition Services Agreement.
NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:
ARTICLE I

DEFINITIONS; INTERPRETATION

Section 1.1    Definitions. For the purposes of this Agreement, each of the following terms shall have the following respective meanings:
“Affiliate” means, with respect to a Person, any other Person that either directly or indirectly controls, is controlled by or is under common control with the first Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting interests, by contract or otherwise. For the avoidance of doubt, for purposes of this Agreement, none of the Company or any of its Subsidiaries shall be considered an Affiliate of the Asset Manager, the Asset Manager Parent or any of their respective Subsidiaries.
“Business Day” means a day other than Saturday, Sunday or other day on which commercial banks in New York, New York, United States of America are required to or may be closed.
“Cause” means (i) with respect to Mahbod Nia, the definition of cause in the Employment Agreement, or (ii) with respect to any other employee of the Asset Manager or any of its Affiliates, the definition of cause contained in the restricted stock awards granted to certain individuals by the Company on November 2, 2018.
“Counterparty” means any potential counterparty to an NRE Change of Control identified to the Asset Manager Parties by the SRC.
“Employment Agreement” means the Amended and Restated Employment Agreement, dated as of June 30, 2017 by and between Nia and Colony NorthStar UK, Ltd.
“Governmental Authority” means any federal, state, local or foreign government, any court, tribunal, administrative agency or commission or other governmental or other regulatory authority or agency, whether federal, state, local, foreign or supranational, and any arbitral body.
“Law” means any order or any federal, state, local, foreign, supranational or international law, statute, treaty, convention or ordinance, common law, or any rule, regulation, standard, directive, requirement, policy, license or permit of any Governmental Authority.
“NRE Equity Plan” means the NorthStar Realty Europe Corp. 2015 Omnibus Stock Incentive Plan.
“Person” means an individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, trust or other entity or organization of any kind, including a Governmental Authority.

“Termination Date” has the meaning set forth in the Amendment.
ARTICLE II
MANAGEMENT TRANSITION AND RETENTION
Section 2.1    Employment.
(a)    The Parties agree that from and after the date hereof and prior to the first to occur of (a) the Termination Date and (b) the Outside Date (as defined in the Amendment), none of the employees listed on Exhibit A hereto (each, an “NRE Employee”) shall (i) have his or her base salary or target cash or equity bonus opportunity reduced or (ii) have his or her employment terminated without Cause, in each case without the express written consent of the SRC.
(b)    Except as designated otherwise on Exhibit A hereto, on and after the Termination Date, each of the employees listed on Exhibit A hereto will be made available for hire by the Company, any of its Subsidiaries or a Counterparty on a direct basis.
Section 2.2    2018 NRE Annual Bonuses.
(a)    Annual cash bonuses for 2018 performance shall be paid to executive officers of the Company and other NRE Employees by the Asset Manager Parent or one of its Subsidiaries in amounts that are not less than the amounts set forth in the NRE 2018 Compensation Summary, dated as of the date hereof and acknowledged by the Company and the Asset Manager (the “Compensation Summary”).
(b)    Subject to Section 2.4(d) below, annual equity bonuses for 2018 performance shall be granted to executive officers of the Company and other NRE Employees by the Company in accordance with the amounts set forth in the Compensation Summary using a per share price equal to $17.75. The annual equity bonuses shall be granted in shares of Company restricted stock pursuant to the NRE Equity Plan and such shares of Company restricted stock will vest in three substantially equal annual installments on March 15, 2020, 2021 and 2022, provided that a Termination Event (as defined below) has not occurred prior to the applicable vesting date. Notwithstanding the foregoing, the vesting of the restricted stock shall immediately accelerate in full upon (i) the closing of an NRE Change of Control, (ii) termination of the employment of the applicable NRE Employee without Cause (with Company consent) or (iii) if there is no NRE Change of Control and the Asset Management Agreement is terminated (and no other Asset Manager Affiliate is then serving as the external manager of the Company), other than as a result of a termination by the Company pursuant to Section 12(a) of the Asset Management Agreement or a termination by the Asset Manager that constitutes a breach of the Asset Management Agreement; except, with respect to clauses (ii) and (iii), in connection with an internalization of the management of the Company pursuant to which the applicable NRE Employee is offered employment with the Company (each, an “NRE Employee Acceleration Event”); provided that such acceleration with respect to clauses (ii) and (iii) may be subject to the effectiveness of a release of claims in favor of the Company and related persons and entities in a form and manner satisfactory to the Company. For purposes hereof, a “Termination Event” means either (i) the NRE Employee’s employment with the Asset Manager and any direct or indirect parent entities of the Asset Manager (which, for avoidance of doubt, currently includes Asset Manager Parent) and any Subsidiaries of any such parent entity (collectively, “Asset Manager Affiliates”), as applicable, is voluntarily or involuntarily terminated for any reason (including death) or (ii) the Asset Manager is terminated (and no other Asset Manager Affiliate is then serving) as the external manager of the Company, in each case, other than an event constituting an NRE Employee Acceleration Event; provided that if such a termination occurs in connection with an internalization of the management of the Company and the applicable NRE Employee becomes an employee of the Company or one of its Subsidiaries in connection with such termination, then (x) such termination will not constitute a Termination Event and (y) thereafter, a termination of such NRE Employee’s employment with the Company and its Subsidiaries shall constitute a Termination Event.
(c)    The Parties agree that the Company shall establish an equity bonus pool consisting of 48,815 shares of Company restricted stock that shall be allocated by the Asset Manager or an Asset Manager Affiliate at its sole discretion to employees of the Asset Manager or an Asset Manager Affiliate who are not executive officers of the Company or NRE Employees, subject to Section 2.4(d) below. The shares of restricted stock shall be granted pursuant to the NRE Equity Plan and will vest on March 15, 2020, 2021 and 2022 in three substantially equal annual installments, provided that neither of the following has occurred prior to the applicable vesting date: (i) the recipient’s employment with the Asset Manager and any Asset Manager Affiliates, as applicable, is voluntarily or involuntarily terminated for any reason (including death) or (ii) the Asset Manager is terminated (and no other Asset Manager Affiliate is then serving) as the external manager of the Company, in each case, other than an event pursuant to which vesting is accelerated as set forth below. Notwithstanding the foregoing, the vesting of the Company restricted stock shall immediately accelerate upon (i) the closing of an NRE Change of Control, or (ii) if there is no NRE Change of Control and the Asset Management Agreement is terminated (and no other Asset Manager Affiliate is then serving as the external manager of the Company), other than as a result of a termination by the Company pursuant to Section 12(a) of the Asset Management Agreement or a termination by the Asset Manager that constitutes a breach of the Asset Management Agreement; provided that such acceleration with respect to clause (ii) may be subject to the effectiveness of a release of claims (each, an “Asset Management Acceleration Event”).
Section 2.3    Cash Severance.
(a)    The Parties agree that the Asset Manager or an Asset Manager Affiliate shall pay to each NRE Employee (other than Mahbod Nia, whose cash severance will be determined and paid in accordance with the Employment Agreement and Section 2.3(b)) cash severance upon a qualifying termination of employment by the Asset Manager or an Asset Manager Affiliate that is no less than the amounts determined in accordance with the severance policy maintained by the Asset Manager and the Asset Manager Affiliate (the material terms of which are summarized on Exhibit B attached hereto and which will not be amended in a manner that is materially adverse to any NRE Employee unless the Company consents to such change prior to the consummation of an NRE Change of Control) or the minimum statutory requirement, whichever is greatest; provided that each termination occurs prior to the Outside Date or within nine (9) months following the Termination Date.

For the avoidance of doubt, in no event shall a termination of employment be considered a qualifying termination of employment if such termination either (i) is in connection with an internalization of the management of the Company, (ii) is in connection with an NRE Change of Control and, in connection with such NRE Change of Control, the applicable NRE Employee is offered employment with the Company or applicable Counterparty or their respective Subsidiaries on employment terms that, as a whole, are not materially less favorable than the applicable NRE Employee’s current employment terms or (iii) is for “Cause”, as defined in a manner consistent with how “Cause” is customarily defined in award agreements memorializing grants of awards pursuant to the Colony Capital Inc. 2014 Omnibus Stock Incentive Plan. In addition to the severance amounts described in the first sentence of this Section 2.3, the Asset Manager or an Asset Manager Affiliate shall pay to each NRE Employee whose employment is terminated in any such qualifying termination a pro rata annual bonus determined by multiplying the quotient of (i) the number of days worked by the NRE Employee in the year of termination of employment (and the prior year, if bonuses for such year have not been paid) divided by (ii) 365, multiplied by the 2018 annual cash bonus target amount for such NRE Employee as set forth on the Compensation Summary.
(b)    The Parties agree that, notwithstanding anything to the contrary in any other agreement, including the Reimbursement Agreement, by and between the Company and the Asset Manager dated June 30, 2017, in connection with the termination of Mahbod Nia’s (“Nia”) employment with the Asset Manager or an Asset Manager Affiliate occurring prior to the Outside Date or within nine (9) months following the Termination Date, (i) if such termination of employment is in connection with an NRE Change of Control, the Asset Manager Parent or an Asset Manager Affiliate shall be solely responsible for all cash severance payments payable to Nia, and (ii) if such termination of employment is in connection with an internalization of the management of the Company, the Asset Manager Parent or an Asset Manager Affiliate shall be responsible for 75%, and the Company shall be responsible for 25%, of all cash severance payments payable to Nia pursuant to the Employment Agreement. Such payment of cash severance shall be made by the Asset Manager Parent or an Asset Manager Affiliate and the Company (if applicable) on the Termination Date concurrently with the Asset Manager’s receipt of the Termination Payment or earlier.
Section 2.4    Treatment of Outstanding Equity Awards
(a)    The Company shall amend the terms of all currently outstanding Company equity awards held by employees of the Asset Manager and the Asset Manager Affiliates who are executive officers of the Company or NRE Employees, to provide for vesting provisions consistent with the terms set forth on Exhibit C hereto, subject to Section 2.4(d) below.
(b)    The Company shall amend the terms of all currently outstanding Company equity awards held by employees of the Asset Manager and the Asset Manager Affiliates who are not executive officers of the Company or an NRE Employee, to provide that upon an Asset Management Acceleration Event occurring prior to the Outside Date (i) all then outstanding time-based awards will vest in full and, (ii) all then outstanding performance based equity awards will vest and settle based on the greater of (x) a Performance Percentage (as defined in the applicable award agreement relating to such grant) equal to 100% or (y) if there is an NRE Change of Control the Performance Percentage determined based on the price at which such NRE Change of Control occurred. In addition, the Company shall reinstate the Company equity awards previously granted to Richard B. Saltzman in March 2018 that were forfeited, with amended terms consistent with the terms set forth above; provided that the vesting of the reinstated Company equity awards will accelerate upon the termination of Mr. Saltzman’s service on the Board of Directors (including by not nominating Mr. Saltzman for re-election to the Board of Directors of the Company) prior to an Asset Management Acceleration Event, unless Mr. Saltzman either voluntarily resigns from the Board of Directors or his service on the Board of Directors terminates (through his resignation or otherwise) in connection with a conflict of interest, in each case prior to an Asset Management Acceleration Event, in which case, the reinstated Company equity awards will immediately be forfeited for no consideration.
(c)    Asset Manager Parent covenants that it has caused to be taken all actions necessary to approve the amendment of outstanding Asset Manager Parent and CLNC equity awards, both time-vested and performance-vested, granted to NRE Employees pursuant to the “Colony 2014 Equity Incentive Plan” or the “CLNC Equity Incentive Plan”, as applicable, to provide that such equity awards shall vest (with outstanding performance-based awards vesting at target level) upon (i) an NRE Change of Control, or (ii) if there is no NRE Change of Control and the Asset Management Agreement is terminated, (and no other Asset Manager Affiliate is then serving as the external manager of the Company), other than as a result of a termination by the Company pursuant to Section 12(a) of the Asset Management Agreement or a termination by the Asset Manager that constitutes a breach of the Asset Management Agreement; in each case, occurring prior to the Outside Date; provided that performance based equity awards will be paid at target, and such acceleration with respect to clause (ii) may be subject to the effectiveness of a release of claims. The Asset Manager Parent shall cause all such equity awards to reflect such approved terms.
(d)    The Company may choose to condition the granting of the equity awards set forth in Sections 2.2(b) and (c) above, and the amendments set forth in Section 2.4(a)and Section 2.4(b) above, with respect to a particular recipient, on the recipient’s agreement to amend all currently outstanding Company equity awards held by the recipient to modify all existing acceleration of vesting provisions to provide that, in the event vesting of such equity awards otherwise would have accelerated in connection with stockholder approval of a plan of complete liquidation or dissolution or a sale of substantially all of the assets of the Company, continued service through the completion of the sale of all debt and equity interests in any real estate property and all other substantial assets of the Company and its Subsidiaries, other than cash or cash equivalents, will be required for such acceleration of vesting unless otherwise agreed to by the Company.
ARTICLE III
MISCELLANEOUS

Section 3.1    Amendment. Any provision of this Agreement may be amended or waived if, and only if, such amendment, termination is in writing and signed, in the case of an amendment, by the Company and the Asset Manager, or in the case of a waiver, by the Party against whom such waiver is intended to be effective. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.
Section 3.2    Notices. All notices, requests, claims, demands and other communications required or permitted hereunder shall be in writing and shall be deemed sent, given and delivered (a) immediately if delivered by personal delivery, (b) one (1) Business Day after deposit with an overnight delivery service (with charges prepaid), (c) on the date of delivery, after deposit in the mail via registered or certified mail (postage prepaid, return receipt requested) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice), and (d) upon confirmation of receipt if given by electronic mail or other customary means of electronic communication as provided below:
If to the Manager or Asset Manager Parent:
Colony Capital, Inc.
515 South Flower Street, 44th Floor
Los Angeles, California 90074
Attention: Director, Legal

If to the Company:
NorthStar Realty Europe Corp.
7 St. Paul Street
Suite 820
Baltimore, Maryland 21202
Attention: General Counsel

with a copy (which shall not constitute notice) to:
Fried, Frank, Harris, Shriver & Jacobson LLP
1 New York Plaza
New York, New York 10004
Attention: Steven Scheinfeld

Section 3.3    Assignment; Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors, legal representatives and permitted assigns. Notwithstanding the foregoing, except as expressly provided in this Agreement, no Party to this Agreement may assign any of its rights or delegate any or all of its obligations under this Agreement without the express prior written consent of the other Party hereto and any purported assignment in violation of the foregoing shall be null and void.
Section 3.4    Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
Section 3.5    Governing Law, etc. This Agreement, and all actions (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement, the transactions contemplated hereby or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the Law of the State of New York, without regard to the choice of Law or conflicts of Law principles thereof. The Parties expressly waive any right they may have, now or in the future, to demand or seek the application of a governing Law other than the Law of the State of New York.
Section 3.6    Jurisdiction; WAIVER OF JURY TRIAL.
(a)    Each of the parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York in New York County or, if such court shall not have jurisdiction, the United States District Court for the Southern District of New York, and any appellate court from any appeal thereof, in any action arising out of or relating to this Agreement or the transactions contemplated hereby or the negotiation, execution or performance hereof or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such action except in such courts, (ii) agrees that any claim in respect of any such action may be heard and determined in the Supreme Court of the State of New York in New York County or the United States District Court for the Southern District of New York, to the extent permitted by Law, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action in the Supreme Court of the State of New York in New York County or the United States District Court for the Southern District of New York, and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action in the Supreme Court of the State of New York or the United States District Court for the Southern District of New York. Each of the Parties agrees that a final judgment in any such action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to service of process in the manner provided for with respect to notices in Section 3.2. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

(b)    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR THE NEGOTIATION, EXECUTION OR PERFORMANCE HEREOF. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 3.6(b).
Section 3.7     Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each Party shall have received a counterpart hereof signed by the other Party. Until and unless each Party has received a counterpart hereof signed by the other Party, this Agreement shall have no effect and no Party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF or other equivalent format or by facsimile shall be sufficient to bind the Parties to the terms and conditions of this Agreement.
Section 3.8    Force Majeure. The Asset Manager and the Asset Manager Parent shall be temporarily excused from performance under this Agreement if any force majeure, including but not limited to disaster, hurricane, fire, war, civil commotion, strike, labor shortage, slowdown, or the unavailability of labor, governmental regulation, energy shortage, or other occurrence beyond the reasonable control of the Asset Manager or the Asset Manager Parent, as applicable, should have happened and made it impossible for the Asset Manager or the Asset Manager Parent, as applicable, to perform its obligations under this Agreement. In any such event, the obligations of the Asset Manager or the Asset Manager Parent, as applicable, under this Agreement shall be postponed for such time as its performance is suspended or delayed on account thereof. In such event, the Asset Manager or the Asset Manager Parent, as applicable, will notify the Company, in writing, upon learning of the occurrence of such event of force majeure. Upon the occurrence of the force majeure event, the Asset Manager or the Asset Manager Parent, as applicable, will use commercially reasonable efforts to resume its performance with the least practicable delay.
Section 3.9    Construction. For the purposes of this Agreement, (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms Article, Section and paragraph are references to the Articles, Sections and paragraphs to this

Agreement unless otherwise specified; (c) the terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words refer to this entire Agreement; (d) references to “$” shall mean U.S. dollars; (e) the word “including” and words of similar import when used in this Agreement shall mean “including without limitation,” unless otherwise specified; (f) the word “or” shall not be exclusive; (g) references to “written” or “in writing” include in electronic form; (h) provisions shall apply, when appropriate, to successive events and transactions; (i) the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; (j) the Parties have each participated in the negotiation and drafting of this Agreement and if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or burdening either Party by virtue of the authorship of any of the provisions in this Agreement; (k) a reference to any Person includes such Person’s successors and permitted assigns; (l) any reference to “days” means calendar days unless Business Days are expressly specified; and (m) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is not a Business Day, the period shall end at the close of business on the next succeeding Business Day.
Section 3.10    Entire Agreement. This Agreement, together with the Transition Agreement, constitutes the entire agreement among the Parties with respect to the matters covered hereby and supersedes all previous written, oral or implied understandings among them with respect to such matters.
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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.
CNI NRE ADVISORS, LLC

By:    /s/ RONALD M. SANDERS
Name: Ronald M. Sanders
Title: Vice President and Secretary

COLONY CAPITAL OPERATING COMPANY LLC

By:    /s/ RONALD M. SANDERS
Name: Ronald M. Sanders
Title: Vice President and Secretary

NORTHSTAR REALTY EUROPE CORP.

By:    /s/ JUDITH A. HANNAWAY
Name: Judith A. Hannaway
    Title: Lead Independent Director